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Exhibit 11

                       Computation of Earnings Per Share
                                  (Unaudited)

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
                                                                           Three Months Ended          Nine Months Ended
                                                                       -------------------------   -------------------------
                                                                         Dec. 31,     Dec. 31,      Dec. 31,      Dec. 31,
                                                                           1997         1996          1997          1996
                                                                       -----------   -----------   -----------   -----------
Net loss                                                               $(1,556,253)  $(2,046,936)  $(3,512,057)  $(5,199,487)
Less recognition of beneficial conversion
  feature of preferred stock                                              (926,282)           --      (926,282)     --
                                                                       -----------   ----------    ----------    -----------
  Net loss available to common stockholders                            $(2,482,535)  $ 2,046,936)  $(4,438,339)  $(5,199,487)
                                                                       ===========   ===========   ===========   ===========
Weighted-average shares used in computing net
  loss per common share                                                  7,562,500     7,562,500     7,562,500     7,562,500
                                                                       ===========   ===========   ===========   ===========

Net loss per common share                                              $      (.33)  $      (.27)  $      (.59)  $     (.73)
                                                                       ===========   ===========   ===========   ===========
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